SILVER STAR FUND, INC.

                             ARTICLES SUPPLEMENTARY


         SILVER STAR FUND, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

         FIRST: The Board of Directors of the Corporation, by unanimous written consent dated as of July 31, 1986, adopted a resolution reclassifying Three Billion (3,000,000,000) of the authorized and unissued shares of the par value of $.001 per share of the Common Stock of the Corporation as shares of "Prime Portfolio Series Common Stock" by setting or changing before the issuance of such shares, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof as hereinafter set forth.

         SECOND: A description of the shares so reclassified with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set or changed by the Board of Directors of the Corporation as follows:

         (a) The shares of the Prime Portfolio Series Common Stock shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption:

                  (1) All consideration received by the Corporation for the issue or sale of shares of the Prime Portfolio Series Common Stock, together with all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to such class for all purposes, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Corporation. Such consideration, income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, are herein referred to as "assets belonging to" such class.

                  (2) Dividends or distributions on shares of the Prime Portfolio Series Common Stock, whether payable in stock or cash, shall be paid only out of earnings, surplus or other assets belonging to such class.

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                  (3) In the event of the liquidation or dissolution of the
         Corporation, the holders of Prime Portfolio Series Common Stock shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders, other than general assets not belonging to any particular class, the assets belonging to such class. The assets so distributable to the holders of the Prime Portfolio Series Common Stock shall be distributed among such stockholders in proportion to the number of shares of such class held by them and recorded on the books of the Corporation.

                  (4) The assets belonging to the Prime Portfolio Series Common Stock shall be charged with the liabilities of the Corporation in respect of such class and with such class' share of the general liabilities of the Corporation, in the latter case in the proportion that the net asset value of such class bears to the net asset value of all classes and in each case before the allocation of such general liabilities. The liabilities so charged to the Prime Portfolio Series Common Stock are herein referred to as "liabilities belonging to" such class. The determination of the Board of Directors shall be conclusive as to the allocation of liabilities, including accrued expenses and reserves, and assets to a given class or classes.

                  (5) On each matter submitted to a vote of the stockholders, each holder of a share of Prime Portfolio Series Common Stock shall be entitled to one vote for each such share standing in his name on the books of the Corporation and shall vote together with the holders of all classes of Common Stock as a single class; provided, however, that holders of the Prime Portfolio Series Common Stock shall have the exclusive right to vote on any agreement, investment restriction or other matter requiring shareholder vote that relates only to the Prime Portfolio and that to the extent class voting is required by the Investment Company Act of 1940 or Maryland law as to any such matter, those requirements shall apply. Any fractional share, if any such fractional share is outstanding, shall carry proportionately all the rights of a whole share, including the right to vote and the right to receive dividends, but excluding the right to receive a stock certificate evidencing a fractional share.

                  (6) The net asset value of the Prime Portfolio Series Common Stock shall be computed separately from that of the Government Portfolio Series Common Stock or any other class of stock of the Corporation.

         (b) Except as otherwise provided herein, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption applicable to the Corporation's stock as set forth in the Corporation's Articles of Incorporation, as it may be amended from time to time, shall apply to the Prime Portfolio Series Common Stock.

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         THIRD: The shares aforesaid have been duly reclassified by the Board of
Directors pursuant to the authority and power contained in the Charter of the Corporation as previously amended.

         IN WITNESS WHEREOF, SILVER STAR FUND, INC., has caused these presents to be signed in its name and on its behalf by its duly authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles are true in all material respects and this statement is made under the penalties of perjury, as of July 31, 1986.


[SEAL]                                              SILVER STAR FUND, INC.




                                           By:      /S/ Charles T. Bauer
                                                    ---------------------------
                                                    Charles T. Bauer, President


Attest:

/S/ Robert H. Graham
----------------------------
Robert H. Graham, Secretary


     The undersigned, President of Silver Star Fund, Inc., who executed on behalf of said corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties for perjury.


                                           By:      /S/ Charles T. Bauer
                                                    --------------------------
                                                    Charles T. Bauer, President

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